Exhibit 10.3(p)

Dear Employee,

Congratulations!  On [Insert date] the ADTRAN Board of Directors met and approved a grant of stock options pursuant to the ADTRAN, Inc. 2015 Employee Stock Incentive Plan (the “Plan”). You have been awarded [Insert number of options] stock options at an exercise price of $[Insert price].  Your options are expected to be live on Morgan Stanley Smith Barney Benefit Access by [Insert date].  Please log-on to Morgan Stanley Smith Barney Benefit Access at: https://www.benefitaccess.com after [Insert date] to review and accept your grant.  If you have difficulties accessing your account, you may contact Morgan Stanley Smith Barney at 404-266-6390 and ask a stock plan representative to assist you. (If you are outside the United States, please call +1-210-677-3712 between 8am and 8pm U.S. Eastern Time to speak with a stock plan representative.)

Upon accessing your account, the ‘Alerts and Messages’ screen should pop-up. If you do not receive a pop-up, please click on the ‘Alerts and Messages’ tab. The alert will guide you through the process of viewing and accepting your new grant, as well as completing any other necessary information, through a series of online instructions.

If you are receiving options for the first time, you should receive an email by [Insert date] from Morgan Stanley Smith Barney with full instructions on how to activate your online account.

PLEASE NOTE: You MUST accept your grant through Morgan Stanley Smith Barney Benefit Access Online for the grant to be valid and exercisable.  If you do not accept your grant, it may result in cancellation of the grant.

To view the Plan prospectus, which summarizes the terms and conditions of the Plan, select the ‘Document Library’ tab from your Accounts Summary page, click on ‘Stock Options’ and then ‘2015 Employee’s Plan Prospectus’.  If you are employed by ADTRAN outside of the U.S., additional information about the tax consequences of your grant is included with the prospectus at the same location.

If you have any questions, or need further assistance, please contact Gayle Ellis at +1-256-963-8220 or via email at gayle.ellis@adtran.com.